UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                                  Aware, Inc.
                      ------------------------------------
                                (Name of Issuer)

                                  Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                   05453N100
                              --------------------
                                 (CUSIP Number)

                               December 31, 2015
         -------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                PAGE 1 OF 7 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DG Capital Management, LLC
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware, USA
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             1,974,676*
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               0
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,974,676*
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,974,676*
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.6%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IA (Investment Adviser)
--------------------------------------------------------------------------------

                                PAGE 2 OF 7 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DG Value Partners II Master Fund, LP
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             1,586,133*
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               0
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,586,133*
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,586,133*
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.9%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN (Partnership)
--------------------------------------------------------------------------------

                                PAGE 3 OF 7 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Dov Gertzulin
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       United  States
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             1,974,676*
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               0
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,974,676*
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,974,676*
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.6%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN (Individual)
--------------------------------------------------------------------------------

                                PAGE 4 OF 7 PAGES



              Item 1(a) Name of Issuer:
                        Aware, Inc.

              Item 1(b) Address of Issuer's Principal Executive Offices:
                        40 Middlesex Turnpike
                        Bedford, Massachusetts 01730

              Item 2(a) Name of Person Filing:
                        DG Capital Management, LLC
                        DG Value Partners II Master Fund, LP
                        Dov Gertzulin

              Item 2(b) Address of the Principal Office or, if none, Residence:
                        460 Park Avenue, 22nd Floor
                        New York, NY 10022

              Item 2(c) Citizenship:
                        DG Capital Management, LLC -- Delaware, USA
                        DG Value Partners II Master Fund, LP -- Cayman Islands Dov Gertzulin -- United States

              Item 2(d) Title of Class of Securities:
                        Common Stock

              Item 2(e) CUSIP Number:
                        05453N100

              Item 3 If the Statement is being filed pursuant to Rule
                     13d-1(b), or 13d-2(b), check whether the person filing is a:

                        (e)      [X] An investment advisor in accordance with
                                 section 240.13d-1(b)(1)(ii)(E)

              Item 4    Ownership:
                         (a) Amount Beneficially Owned:
                             DG Capital Management, LLC                1,974,676
                             DG Value Partners II Master Fund, LP      1,586,133
                             Dov Gertzulin                             1,974,476

                        (b) Percent of Class:
                            DG Capital Management, LLC                8.6%
                            DG Value Partners II Master Fund, LP      6.9%
                            Dov Gertzulin                             8.6%


                                PAGE 5 OF 7 PAGES

                        (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or direct the vote:
                             DG Capital Management, LLC                0
                             DG Value Partners II Master Fund, LP      0
                             Dov Gertzulin                             0

                       (ii)  shared power to vote or direct the vote:
                             DG Capital Management, LLC                1,974,676
                             DG Value Partners II Master Fund, LP      1,586,133
                             Dov Gertzulin                             1,974,476

                      (iii)  sole power to dispose or to direct the
                             disposition of:
                             DG Capital Management, LLC                0
                             DG Value Partners II Master Fund, LP      0
                             Dov Gertzulin                             0

                       (iv) shared power to dispose or to direct the disposition of:
                             DG Capital Management, LLC                1,974,676
                             DG Value Partners II Master Fund, LP      1,586,133
                             Dov Gertzulin                             1,974,476

*Shares reported herein are held by private investment funds (the "DG Entities") for which DG Capital Management, LLC serves as the investment manager. Dov Gertzulin serves as the managing member of DG Capital Management, LLC. Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.

The percentages herein are calculated based upon a statement in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 that there were 22,929,901 shares of Common Stock issued and outstanding as of October 23, 2015.


                                PAGE 6 OF 7 PAGES

              Item 5 Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

              Item 6 Ownership of More than Five Percent on Behalf of Another Person:

                        Not applicable.

              Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                        Not applicable.

              Item 8    Identification and Classification of Members of the
                        Group:

                        Not applicable.

              Item 9    Notice of Dissolution of a Group:
                        Not applicable.

              Item 10   Certification:
                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 20, 2016

                                   DG Capital Management, LLC

                                   By:   /S/ DOV GERTZULIN
                                        -------------------------------------
                                   Name: Dov Gertzulin, Managing Member


                                   DG Value Partners II Master Fund, LP

                                   By:   /S/ DOV GERTZULIN
                                        -------------------------------------
                                   Name: Dov Gertzulin, Managing Member of the
                                         General Partner, DG Capital Partners
                                         II, LLC


                                   Dov Gertzulin

                                   By:   /S/ DOV GERTZULIN
                                        -------------------------------------
                                   Name: Dov Gertzulin, Individually


                                   PAGE 7 OF 7 PAGES

  EXHIBIT 1


                             JOINT FILING STATEMENT
                     STATEMENT PURSUANT TO RULE 13D-1(K)(1)



The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Common stock, $.01 par value,of Aware, Inc. beneficially owned by them, together with any or all amendments thereto,when and if appropriate. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: January 20, 2016

                                  DG Capital Management, LLC

                                   By:   /S/ DOV GERTZULIN
                                        -------------------------------------
                                   Name: Dov Gertzulin, Managing Member


                                   DG Value Partners II Master Fund, LP

                                   By:   /S/ DOV GERTZULIN
                                        -------------------------------------
                                   Name: Dov Gertzulin, Managing Member of the
                                         General Partner, DG Capital Partners
                                         II, LLC


                                   Dov Gertzulin

                                   By:   /S/ DOV GERTZULIN
                                        -------------------------------------
                                   Name: Dov Gertzulin, Individually